Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SharpLink Gaming, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share, reserved for issuance pursuant to the 2023 Stock Incentive Plan	Other	410,000	(2)	$1.365	(3)	$559,650	0.00014760	$82.60
Total Offering Amounts					$559,650				$82.60
Total Fee Offsets (4)									—
Net Fee Due									$82.60

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional common stock of the Registrant’s common stock (“Common Stock”) that become issuable under the Registrant’s 2023 Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding Common Stock.

(2) Reflects an automatic increase to the number of Common stock reserved for issuance pursuant to future awards under the Plan, which annual increase is provided for in the Plan.

(3) Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.365 per share, which is the average of the high and low prices of Common Stock, as reported on the Nasdaq Capital Market, on February 23, 2024.

(4) The Registrant does not have any fee offsets.